Differential Brands Group Reports Fourth Quarter and Fiscal Year 2016 Results

LOS ANGELES, CALIFORNIA, March 9, 2017 – Differential Brands Group Inc. (the “Company”) (NASDAQ: DFBG), a portfolio of global consumer brands comprised of Hudson Jeans, Robert Graham and SWIMS, today announced financial results for the three and twelve months ended December 31, 2016.

•

Fourth quarter net sales increased 108% to $42.0 million; full year net sales increased 104% to $149.3 million, driven by the inclusion of the Hudson Jeans and SWIMS brands in addition to sales growth in the Robert Graham brand.

•	Reports fourth quarter Adjusted EBITDA of $2.1 million; full year Adjusted EBITDA of $8.7 million.

Michael Buckley, Chief Executive Officer, commented, “We are pleased with the progress we are making on a number of initiatives designed to drive organic growth across our brands. This includes enhancing product offerings and improving product sourcing across all brands, making strategic and swift investments in e-commerce, consolidating operations into a single platform enabling us to leverage talent and expenses, and building a world class leadership team. During the quarter, Robert Graham’s assortment shift to fashion basics was well received among customers. As a result, wholesale sell-through improved at both specialty and department stores and consumer direct customers embraced the product, evidenced by an e-commerce sales increase of 63% versus the same quarter last year. At Hudson Jeans, we executed quality and fit improvements, as well as strategic sourcing changes, which led to modest growth in overall comparable sales during the quarter.  Our recent investments in product development positions us to capitalize on existing fashion trends in denim that we’ve targeted over the past 12 months.  Finally, at SWIMS, we completed our integration process and we have seen strong demand for the line due to its unique design perspective, especially in the US market.  We have also completed building the SWIMS US based sales team and we look forward to increasing consumer demand in the upcoming year.  Looking ahead, we will continue to drive organic growth as we evolve and expand the product offering, work towards building out a retail and ecommerce presence and increase penetration in the wholesale channel.”

Segment net sales and Adjusted EBITDA results were as follows:

	Three months ended*		Twelve months ended*
	December 31,		December 31,
	2016	2015	2016	2015
	(Preliminary and unaudited, in thousands)		(Preliminary and unaudited, in thousands)
Differential Brands Group
Net sales:
Wholesale	$28,504	$10,226	$108,829	$41,348
Consumer Direct	13,161	9,805	38,622	29,924
Corporate and other	354	217	1,816	1,785
Total Company net sales	$42,019	$20,248	$149,267	$73,057

Adjusted EBITDA
Operating (loss) income:
Wholesale	$7,576	$3,678	$29,494	$15,581
Consumer Direct	1,107	1,347	(279)	1,820
Corporate and other	(11,569)	(4,251)	(39,368)	(15,926)
Adjustments**	5,007	1,455	18,863	4,203
Total Company Adjusted EBITDA	$2,121	$2,229	$8,710	$5,678

*For the three and twelve months ended December 31, 2015, net sales and Adjusted EBITDA (above) reflect only the operations of Robert Graham. For the three months ended December 31, 2016, net sales and Adjusted EBITDA (above) include all three brands: Robert Graham, Hudson and SWIMS; and for the twelve months ended December 31, 2016, net sales and Adjusted EBITDA (above) include Hudson for the eleven months since January 28, 2016 and SWIMS for approximately 5 months following July 18, 2016. See further discussion at “Basis of Presentation of Information” below.

**See “Adjusted EBITDA” below.

Fourth Quarter Financial Review

Total Company net sales for the three months ended December 31, 2016, increased 108%, reflecting a 179% increase in Wholesale segment sales and a 34% increase in Consumer Direct segment sales. Sales increased for the period primarily due to the addition of the Hudson Jeans and SWIMS brands, as well as 3% growth in Robert Graham.

Gross profit was $21.8 million, compared to $12.1 million in the fourth quarter of fiscal 2015. Gross profit includes $9.7 million in gross profit from the Hudson and SWIMS acquisitions.  Robert Graham gross profit was flat to the comparable period last year. Gross margin was 51.8% compared to 59.9% in the fourth quarter of 2015, reflecting the inclusion of Hudson Jeans, which carries a lower gross margin rate as a wholesale business.

Operating expense for the three months ended December 31, 2016, was $24.6 million, compared to $11.3 million in the same period of the prior year. The increase is attributable to the addition of Hudson and SWIMS operating expenses, which were not reflected in the same period last year. Robert Graham recognized retail store impairments of $1.9 million. Operating expense rates, less depreciation and amortization and store impairments, were essentially flat to last year.

Net loss from continuing operations was $4.9 million, or $0.37 per share, for the three months ended December 31, 2016.  This compares to net income from continuing operations of $0.7 million, or $0.07 per share, for the prior year period.

Full Year Fiscal 2016 Financial Review

Total Company net sales for the twelve months ended December 31, 2016, increased 104%, reflecting a 163% increase in Wholesale segment sales and a 29% increase in Consumer Direct segment sales. Sales increased primarily due to the addition of the Hudson Jeans and SWIMS brands. Robert Graham sales declined 4% for the year.

Gross profit was $79.5 million in fiscal 2016, compared to $44.9 million in fiscal 2015. Gross profit includes $37.2 million in gross profit from the addition of the Hudson and SWIMS brands. Robert Graham gross profit was down 6% compared to the prior year. The annual decline for Robert Graham related to a decrease in product sales featured in the higher-fashion Spring catalog and resultant markdowns. Gross margin was 53.3% compared to 61.5% in fiscal 2015, reflecting the inclusion of Hudson Jeans, which carries a lower gross margin as a wholesale business.

Operating expense for the twelve months ended December 31, 2016, was $89.6 million, compared to $43.5 million in the prior year. The increase is attributable to the addition of Hudson and SWIMS operating expenses and merger and acquisition costs, which were not reflected in the same period last year. Robert Graham recognized retail store impairments of $2.2 million. Operating expense rates, less depreciation and amortization and retail store impairments, were essentially flat compared to last year.

For the year ended December 31, 2016, net loss from continuing operations was $16.5 million, or $1.33 per share.  This compares to net income from continuing operations of $0.8 million, or $0.09 per share, in fiscal 2015. This loss was primarily driven by one-time expenses related to the acquisitions and merger of Hudson Jeans and SWIMS.

Basis of Presentation of Information

As previously disclosed in the Company’s first quarter 2016 press release, on January 28, 2016, the Company completed the acquisition (the “RG Merger”) of all of the outstanding equity interests of RG Parent LLC and its subsidiaries (“Robert Graham” or “RG”), a business engaged in the design, development, sales and licensing of apparel products and accessories that bear the brand name Robert Graham®.  Because RG members owned a majority of the Company’s issued and outstanding equity after the Merger, under the acquisition method, RG was deemed the accounting acquirer for financial reporting purposes, with the Company, as the legal acquirer, as the accounting acquiree. As a result, the assets, liabilities and operations reflected in this press release prior to the RG Merger are only those of RG and, for comparative purposes, reflect only RG’s historical financial condition and results of operations. More specifically, for the twelve months ended December 31, 2016, the Company’s consolidated financial statements included: (i) from January 1, 2016 up to the day prior to the closing of the RG Merger on January 28, 2016, the results of operations and cash flows of RG; (ii) from and after the RG Merger’s closing date on January 28, 2016, the results of continuing operations, cash flows and, as applicable, the assets and liabilities of the combined company, comprising the Company’s Hudson business and RG; (iii) from and after the RG Merger’s closing date on January 28, 2016, the results of the discontinued operations from the Joe’s brand retail stores that later closed by February 29, 2016; and (iv) from and after the acquisition of SWIMS on July 18, 2016, the results of continuing operations and cash flows and, as applicable, the assets and liabilities of SWIMS.

About Differential Brands Group

Differential Brands Group Inc. (NASDAQ: DFBG) is a platform that focuses on branded operating companies in the premium apparel, footwear and accessories sectors. Our focus is on organically growing our brands through a global, omni-channel distribution strategy while continuing to seek opportunities to acquire accretive, complementary, premium brands.

Our current brands are Hudson®, a designer and marketer of women’s and men’s premium, branded denim and apparel, Robert Graham®, a sophisticated, eclectic apparel and accessories brand seeking to inspire a global movement, and SWIMS®, a Scandinavian lifestyle brand best known for its range of fashion-forward, water-friendly footwear, apparel and accessories. For more information, please visit Differential's website at: www.differentialbrandsgroup.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The matters discussed in this release involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. All statements in this release that are not purely historical facts are forward-looking statements, including statements containing the words “may,” “will,” “expect,” “anticipate,” “intend,” “estimate,” “continue,” “believe,” “plan,” “project,” “will be,” “will continue,” “will likely result” or similar expressions. Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to: the risk of intense competition in the denim and premium lifestyle apparel industries; the risk that the Company incurred substantial indebtedness in connection with the acquisition of RG, and, to a lesser extent, SWIMS, which the Company may need to refinance or extend or on which the Company may default; the risks associated with the Company’s foreign sourcing of its products and the implementation of foreign production for Hudson’s products, including in light of potential changes in international trade relations brought on by the new U.S. presidential administration; the effects of the RG Merger and acquisition of SWIMS on the Company’s financial results, business performance and product offerings and risks associated with successfully integrating these businesses to achieve cost savings and synergies; risks associated with the Company’s third-party distribution system; risks associated with changing fashion trends and business environment and the Company’s small customer base; risks associated with the Company leasing retail space and operating its own retail stores; risks associated with the restatement of the Company’s unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2016; risks associated with the identification of material weaknesses in the Company’s internal control over financial reporting in certain periods in 2016 and the Company’s ability to maintain effective internal control over financial reporting; the risk that the credit ratings of the combined company or its subsidiaries, including the Hudson, RG and SWIMS businesses, may be different from what the Company expects; the risk that changes in general economic conditions, consumer confidence, or consumer spending patterns, including consumer demand for denim and premium lifestyle apparel, will have a negative impact on the Company’s financial performance and the Company’s ability to generate cash flows from operations to service its indebtedness; continued acceptance of the Company’s brands in the marketplace; and other risks. The Company discusses certain of these factors more fully in its additional filings with the SEC, including its annual report on Form 10-K for the fiscal year ended November 30, 2015 and subsequent quarterly reports on Form 10-Q filed with the SEC, and this release should be read in conjunction with those reports, together with all of the Company’s other filings, including current reports on Form 8-K, through the date of this release. The Company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release.

Any forward-looking statement is based on information current as of the date of this document and speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update these statements to reflect events or circumstances after the date on which such statement is made. Readers are cautioned not to place undue reliance on forward-looking statements.

Contacts:

Investor Relations:

Bob Ross, Chief Financial Officer

Differential Brands Group Inc.

323.558.5115

DIFFERENTIAL BRANDS GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2016	2015	2016	2015
	(Preliminary and unaudited)		(Preliminary and unaudited)
Net sales	$42,019	$20,248	$149,267	$73,057
Cost of goods sold	20,257	8,128	69,775	28,129
Gross profit	21,762	12,120	79,492	44,928

Operating expenses
Selling, general and administrative	21,194	10,306	81,456	39,665
Depreciation and amortization	1,556	1,040	6,012	3,788
Retail store impairment	1,898	—	2,177	—
Total operating expenses	24,648	11,346	89,645	43,453

Operating (loss) income from continuing operations	(2,886)	774	(10,153)	1,475
Other (income) expense
Interest expense, net	2,105	156	7,531	558
Other expense, net	(79)	—	42	—
Total other (income) expense	2,026	156	7,573	558
(Loss) income from continuing operations before income taxes	(4,912)	618	(17,726)	917
Income tax (benefit) provision	(7)	(37)	(1,200)	157
(Loss) income from continuing operations	(4,905)	655	(16,526)	760
Loss from discontinued operations, net of tax	—	—	(1,286)	—
Net (loss) income	$(4,905)	$655	$(17,812)	$760

(Loss) earnings per common share - basic
(Loss) earnings from continuing operations	$(0.37)	$0.07	$(1.33)	$0.09
Loss from discontinued operations	—	—	(0.10)	—
(Loss) earnings per common share - basic	$(0.37)	$0.07	$(1.43)	$0.09

(Loss) earnings per common share - diluted
(Loss) earnings from continuing operations	$(0.37)	$0.07	$(1.33)	$0.09
Loss from discontinued operations	—	—	(0.10)	—
(Loss) earnings per common share - diluted	$(0.37)	$0.07	$(1.43)	$0.09

Weighted average shares outstanding
Basic	13,089	8,825	12,428	8,825
Diluted	13,089	8,825	12,428	8,825

As a Percent of Sales

	Three months ended		Twelve months ended
	December 31,		December 31,
	2016	2015	2016	2015
	(Preliminary and unaudited)		(Preliminary and unaudited)
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	48.2%	40.1%	46.7%	38.5%
Gross profit	51.8%	59.9%	53.3%	61.5%

Operating expenses
Selling, general and administrative	50.5%	50.9%	54.6%	54.3%
Depreciation and amortization	3.7%	5.1%	4.0%	5.2%
Retail store impairment	4.5%	0.0%	1.5%	0.0%
Total operating expenses	58.7%	56.0%	60.1%	59.5%

Operating (loss) income from continuing operations	-6.9%	3.9%	-6.8%	2.0%
Other (income) expense
Interest expense, net	5.0%	0.8%	5.1%	0.8%
Other expense, net	-0.2%	0.0%	0.0%	0.0%
Total other (income) expense	4.8%	0.8%	5.1%	0.8%
(Loss) income from continuing operations before income taxes	-11.7%	3.1%	-11.9%	1.2%
Income tax (benefit) provision	0.0%	-0.1%	-0.8%	0.2%
(Loss) income from continuing operations	-11.7%	3.2%	-11.1%	1.0%
Loss from discontinued operations, net of tax	0.0%	0.0%	-0.8%	0.0%
Net (loss) income	-11.7%	3.2%	-11.9%	1.0%

Adjusted EBITDA

	Three months ended		Twelve months ended
	December 31,		December 31,
	2016	2015	2016	2015
	(Preliminary and unaudited, in thousands)		(Preliminary and unaudited, in thousands)
Reconciliation of GAAP net (loss) income from continuing operations to Adjusted EBITDA:
GAAP net (loss) income from continuing operations	$(4,905)	$655	$(16,526)	$760

Adjustments:
(Benefit) provision for income taxes	(7)	(37)	(1,200)	157
Interest expense, net	2,105	156	7,531	558
Non-cash stock compensation (a)	1,203	—	2,052	—
Depreciation and amortization	1,556	1,040	6,012	3,788
Acquisition-related costs (b)	350	415	5,395	415
Retail store impairment (c)	1,898	—	2,177	—
Restructuring (d)	—	—	1,559	—
Non-cash inventory expense (e)	—	—	1,668	—
Foreign currency (gain) loss	(79)	—	42	—
Total Adjustments	7,026	1,574	25,236	4,918

Adjusted EBITDA (1)	$2,121	$2,229	$8,710	$5,678

(1)

Adjusted EBITDA is defined as net (loss) income from continuing operations, excluding: income taxes, interest income or expense, non-cash stock compensation, depreciation and amortization, acquisition-related costs, retail store impairment, restructuring costs, non-cash inventory expenses and gain or loss related to foreign currency transactions.  Management uses Adjusted EBITDA as a measure of operating performance to assist in comparing performance from period to period on a consistent basis and to identify business trends relating to the Company’s financial condition and results of operations.  The Company believes Adjusted EBITDA provides additional information for determining its ability to meet future debt service requirements and capital expenditures.

(a)	Represents stock compensation expense related to the grant of restricted stock units and stock options.
(b)

Represents acquisition-related costs related to legal, advisory and accounting services in connection with the RG Merger and SWIMS® acquisition. These costs are not representative of the Company’s day-to-day business.

(c)	Represents impairment of retail store leasehold improvements related to six stores.
(d)	Represents restructuring charges for severance and termination of consulting arrangements related to the RG Merger.
(e)	Represents a non-cash inventory expense of Hudson and SWIMS inventory acquired and stepped up to fair value that was sold during the year ended December 31, 2016.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures that exclude the effect of transaction expenses associated with the RG Merger and SWIMS® acquisition, including acquisition-related costs and the non-cash inventory expense of the Hudson and SWIMS® inventory acquired and stepped up to fair value that was sold fiscal 2016. Generally, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position, or cash flows that either excludes or includes amounts which are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles generally accepted in the United States (GAAP). Management uses these non-GAAP financial measures to evaluate the performance of the business over time on a consistent basis, identify business trends relating to the financial condition and results of operations and make business decisions.  The Company believes that providing non-GAAP measures is useful to provide a consistent basis for investors to understand the Company’s financial performance in comparison to historical periods and to allow investors to evaluate the performance using the same methodology and information as that used by management.  However, investors need to be aware that non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. Investors should consider these non-GAAP financial measures in addition to, and not as substitutes for or superior to, our other measures of our financial performance that the Company prepares in accordance with GAAP.  Further, non-GAAP information may be different from the non-GAAP information provided by other companies.

Below is a reconciliation of the non-GAAP measures to the equivalent GAAP measure.

DIFFERENTIAL BRANDS GROUP INC. AND SUBSIDIARIES

NON-GAAP NET (LOSS) INCOME FROM CONTINUING OPERATIONS

(in thousands)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2016	2015	2016	2015
	(Preliminary and unaudited)		(Preliminary and unaudited)
GAAP net (loss) income from continuing operations	$(4,905)	$655	$(16,526)	$760
Acquisition-related costs and non-cash inventory expense	—	415	7,063	415
Less: Tax expense effect	—	166	2,825	166
Non - GAAP net (loss) income, excluding transaction expenses and non-cash inventory expense	$(4,905)	$904	$(12,288)	$1,009